Ally Financial Demand Notes Pricing Supplement

Pricing Supplement Dated 3/17/2014	Rule 424 (b) (3)

(To Prospectus Dated June 28, 2013)	File No. 333-178919

Ally Financial Inc.

Demand Notes  -  Floating Rate

Annual Yield:	1.35%

Effective Dates:	3/17/2014 through 3/23/2014